For Further Information:

———AT THE COMPANY———	——AT ASHTON PARTNERS——
Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email: kpyra@ashtonpartners.com
Traded: AMEX, CSE (CAS)
Member: S&P SmallCap 600 Index
FOR IMMEDIATE RELEASE
MONDAY, AUGUST 14, 2006
A. M. Castle & Co. To Expand Presence in High-Growth Aerospace and Defense Industries
with Acquisition of Transtar Metals Holding, Inc.
Deal Expected to be Immediately Accretive to Earnings upon Closing
FRANKLIN PARK, IL, August 14th – A. M. Castle & Co. (AMEX: CAS), a leading North American distributor of highly engineered metals and plastics, announced today that it has executed a definitive agreement to acquire Torrance, CA – based Transtar Metals, a leading distributor of high-performance metals serving the global aerospace and defense industries. The purchase price is $180 million, subject to customary adjustments at closing, and is expected to be immediately accretive to A. M. Castle’s results. The Company expects to close the transaction in September of 2006.
The acquisition will be funded with available cash and debt financing. The Company has received a firm commitment from its lenders for $210 million of senior secured credit facilities. This includes an expansion of its existing revolving lines of credit from $82 million to $180 million and the addition of a new $30 million five-year term loan. The key financial covenants of the expanded credit facility essentially remain unchanged and the pricing grid has improved. The Company is currently working with its lenders through a loan syndication process and expects to complete the financing agreements by the end of August and fund at close.
Transtar is a leading supplier of high performance metals to the aerospace and defense industries, supporting the on-going requirements of those markets with a broad range of inventory, processing and supply chain services. Twelve-month sales for the period ended June 30, 2006 were approximately $250 million with profit rates comparable to A. M. Castle. Transtar has six operations in the U.S. and locations in both the United Kingdom and France. Additionally, Transtar maintains a sales presence throughout Europe and the Far East; international sales are over one-third of Transtar’s total revenue stream.
The Transtar management will remain in place including the current CEO, Steve Scheinkman, who will continue to lead the Company. Transtar will initially run as a wholly owned subsidiary of A. M. Castle following the closing of the deal.
“We are extremely excited to add such a high quality company, experienced management team and dedicated employees to the A. M. Castle family,” said Michael Goldberg, President and CEO of A. M. Castle & Co. “Transtar is a strong complement to our existing metals segment; our presence in the aerospace and defense industries will more than double with this acquisition, accelerating both our near and long-term growth prospects. Transtar has excellent focus in the aerospace and defense markets and will be the cornerstone for us to increase our presence in those segments. We anticipate further growth through expanded product offerings to both Transtar and Castle Metals’ customers. We expect the deal to be immediately accretive to earnings and it is a great long-term strategic fit, which adds value for our shareholders, customers, employees and other business partners.”
“Our whole team is delighted at the prospect of joining such a highly respected organization as A. M. Castle,” noted Steven Scheinkman, President and CEO of Transtar. “Together, we plan to leverage our product, processing and supply-chain expertise to deliver the best possible solutions to meet our customers’ growing requirements.”

Larry Boik, Vice President and CFO of the Company, added, “Following the closing of this transaction, our debt-to-capital levels will be near 50%. This is a comfortable level for us given the combined strength of both companies’ current customer demand and cash from earnings. Hence, it is anticipated that we will return to debt-to-capital ratios in the 30’s by the end of 2007. Our existing lenders fully support this transaction as evidenced by their recent financing commitment.”
Mr. Goldberg invites interested parties to listen to a conference call scheduled for 11:00 a.m. (EST) on, Tuesday, August 15, 2006. A rebroadcast of the call will be available for 14 days following the call on the Company’s web site at www.amcastle.com.
About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. provides highly engineered materials and value added services to a wide range of companies within the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a wide spectrum of industries. Within its core metals business, it specializes in the distribution of carbon, alloy and stainless steels; nickel alloys; and aluminum. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 50 locations throughout North America. Its common stock is traded on the American and Chicago Stock Exchange under the ticker symbol “CAS”.
About Transtar Metals
Transtar Metals, headquartered in Torrance, California, is a leading manager of the high-performance alloy supply chain in the aerospace and defense industries world-wide. Offering its customers the widest available selection of highly specialized products, Transtar is the only major supplier of both flat-rolled aluminum and extruded high-performance alloy products. Its customer base includes the primary airplane manufacturers in the world and their sub-contractors. Transtar maintains eight major facilities strategically located in aerospace hubs throughout the United States and Europe, and completes its global footprint through a network of exclusive sales representatives located throughout Asia and the rest of the world. Transtar employs approximately 450 people. More information about Transtar and its product and service offerings is available on their website at www.transtarmetals.com

Safe Harbor Statement / Regulation G Disclosure
This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities Exchange Commission.